UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): May 29, 2009
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware	1-11397	33-0628076
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer
incorporation or organization)		Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 29, 2009, Valeant Pharmaceuticals International (“Valeant” or the “Company”) entered into an exclusive option agreement with Schering Corporation (“Schering”) and Schering-Plough Ltd (together with Schering, “SP”) for taribavirin in Japan. Under the terms of the option agreement, Valeant granted Schering an option to enter into an exclusive license agreement for the development and commercialization of taribavirin in Japan. In exchange for the exclusive option, SP agreed to waive and release the right of last refusal on taribavirin under a 2000 agreement between Valeant and SP. Upon exercising the option and entering into the exclusive license agreement, Schering would provide Valeant with a $2 million upfront payment and pay mid-single digit royalties on net sales of taribavirin in Japan.
     The foregoing summary of the option agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the option agreement. The Company expects to file a copy of the option agreement as a part of its Quarterly Report on Form 10-Q for the quarter ending June 30, 2009. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that Valeant expects to submit to the Securities and Exchange Commission. The press release dated June 1, 2009 announcing the option agreement is attached as Exhibit 99.1 and is incorporated hereto.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press Release, dated June 1, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: June 1, 2009	/s/ Steve T. Min
Steve T. Min
Executive Vice President and General Counsel